Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-163901

FIRST TRINITY FINANCIAL CORPORATION

PROSPECTUS SUPPLEMENT NO. 9

(to Prospectus Dated April 7, 2011)

We are supplementing our Prospectus dated April 7, 2011 as originally filed as part of our Registration Statement on Form S-1 (Reg. No. 333-163901) with the Securities and Exchange Commission (the “Commission”) on December 21, 2009, as amended by that certain Post-Effective Amendment No. 3 to the Form S-1 on Form S-1/A, as filed with the Commission on March 31, 2011 (and effective as of April 7, 2011), as supplemented from time to time, related to the offering of up to 1,333,333 shares of common stock and an additional 133,334 shares for oversubscriptions (the “Prospectus”).  This Prospectus Supplement No. 9 is to provide information contained in our Form 8-K filed with the Commission on November 14, 2011, a copy of which is attached hereto without exhibits and incorporated herein by reference.  On May 12, 2011 we filed Prospectus Supplement No. 1 to supplement the Prospectus.  On May 25, 2011 we filed Prospectus Supplement No. 2 to supplement the Prospectus.  On July 27, 2011, we filed Prospectus Supplement No. 3 to supplement the Prospectus.  On August 12, 2011, we filed Prospectus Supplement No. 4 to supplement the Prospectus.  On August 31, 2011, we filed Prospectus Supplement No. 5 to supplement the Prospectus.  On October 20, 2011, we filed Prospectus Supplement No. 6 to supplement the Prospectus.  On October 24, 2011, we filed Prospectus Supplement No. 7 to supplement the Prospectus.  On November 8, 2011, we filed Prospectus Supplement No. 8 to supplement the Prospectus.

The information contained herein, including the information attached hereto, supplements and supersedes, in part, the information contained in the Prospectus, Prospectus Supplement No. 1, Prospectus Supplement No. 2, Prospectus Supplement No. 3, Prospectus Supplement No. 4, Prospectus Supplement No. 5, Prospectus Supplement No. 6, Prospectus Supplement No. 7, Prospectus Supplement No. 8 and this Prospectus Supplement No. 9.  Prospectus Supplement No. 9 should be read in conjunction with the Prospectus, Prospectus Supplement No. 1, Prospectus Supplement No. 2, Prospectus Supplement No. 3, Prospectus Supplement No. 4, Prospectus Supplement No. 5, Prospectus Supplement No. 6, Prospectus Supplement No. 7 and Prospectus Supplement No. 8 and is qualified by reference to the Prospectus, Prospectus Supplement No. 1, Prospectus Supplement No. 2, Prospectus Supplement No. 3, Prospectus Supplement No. 4, Prospectus Supplement No. 5, Prospectus Supplement No. 6, Prospectus Supplement No. 7 and Prospectus Supplement No. 8 except to the extent that the information in this Prospectus Supplement No. 9 supersedes the information contained in the Prospectus, Prospectus Supplement No. 1, Prospectus Supplement No. 2, Prospectus Supplement No. 3, Prospectus Supplement No. 4, Prospectus Supplement No. 5, Prospectus Supplement No. 6, Prospectus Supplement No. 7 and Prospectus Supplement No. 8.

ANY POTENTIAL INVESTORS IN OUR COMMON STOCK ARE URGED TO READ THE PROSPECTUS, PROSPECTUS SUPPLEMENT NO. 1, PROSPECTUS SUPPLEMENT NO. 2, PROSPECTUS SUPPLEMENT NO. 3, PROSPECTUS SUPPLEMEMT NO. 4, PROSPECTUS SUPPLEMENT NO. 5. PROSPECTUS SUPPLEMENT N0. 6, PROSPECTUS SUPPLEMENT NO. 7, PROSPECTUS SUPPLEMENT NO. 8 AND THIS PROSPECTUS SUPPLEMENT NO. 9 CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE OFFERING.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.  SEE “RISK FACTORS” BEGINNING ON PAGE 5 OF THE PROSPECTUS FOR THE RISKS ASSOCIATED WITH OUR BUSINESS.

Our Report on Form 8-K

On November 14, 2011, we filed with the Commission the attached Form 8-K with the Commission.

Neither the Commission nor the Oklahoma Department of Securities has approved or disapproved of these securities or determined if this Prospectus Supplement No. 8 is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is November 14, 2011.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 10, 2011

First Trinity Financial Corporation
(Exact name of registrant as specified in its charter)

Oklahoma	000-52613	34-1001436
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7633 E 63rd Place, Suite 230, Tulsa, Oklahoma	74133
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:

(918) 249-2438

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01                      Other Events.

On November 10, 2011, Trinity Life Insurance Company (“Trinity Life”), a wholly owned subsidiary of First Trinity Financial Corporation (“the Company”), commenced a tender offer (the “Offer”) by filing a Schedule TO with the Securities and Exchange Commission.  The Offer is for all of the issued and outstanding shares of common stock, $1.00 par value, of Family Benefit Life Insurance Company (“FBL”), a Jefferson City, Missouri life insurance and annuity company, for $11.05 per share net to the seller in cash, without interest and less any applicable withholding taxes.  The Offer is subject to the condition that the shares tendered together with the shares owned by Trinity Life constitute a majority of issued and outstanding common stock of FBL.  The Board of Directors of FBL has unanimously (i) determined that the Offer is advisable, fair to and in the best interest of FBL and the shareholders of FBL and (ii) resolved to recommend that the holders of shares of FBL common stock accept the Offer and tender their shares to Trinity Life pursuant to the Offer.

As previously reported by the Company in its Current Report on Form 8-K filed October 19, 2011, the acquisition of control of FBL by Trinity Life was approved by the Director of the Missouri Department of Insurance on October 14, 2011.  As previously reported in its Current Report on Form 8-K filed on October 24, 2011, on October 20, 2011, Trinity Life and FBL signed an agreement pursuant to which Trinity Life would acquire all of the issued and outstanding shares of FBL.

The terms and conditions of the Offer are set forth in the Offer to Purchase, a copy of which is filed as an exhibit to the Schedule TO filed by the Company.  The related Letter of Transmittal, the summary announcement of the Offer and the news release issued by the Company and Trinity Life are filed as exhibits to the Schedule TO.

ITEM 9.01                      Financial Statements and Exhibits.

Exhibit No.
(a)(1)(A)*	Offer to Purchase, dated November 10, 2011.
(a)(1)(B)*	Letter of Transmittal (including Internal Revenue Service Form W-9).
(a)(1)(F)*
Joint Press Release of Family Benefit Life Insurance Company and Trinity Life Insurance Company, dated November 10, 2011(incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K filed by First Trinity Financial Corporation with the Securities and Exchange Commission on November 10, 2011).

(a)(1)(G)*	Summary Advertisement as published on November 10, 2011.
(d)(1)
Agreement dated as of October 20, 2011, (incorporated by reference to Exhibit 2.1 to the Form 8-K filed by First Trinity Financial Corporation with the Securities and Exchange Commission on October 20, 2011).

*Incorporated by reference from the Schedule TO filed by First Trinity Financial Corporation and Trinity Life Insurance Company with the Securities and Exchange Commission on November 10, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

First Trinity Financial Corporation

Date: November 14, 2011	By:	/s/ Gregg E. Zahn
	Name:	Gregg E. Zahn
	Title:	President and Chief Executive Officer